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                                                                      EXHIBIT 12


                            CLECO UTILITY GROUP INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                     AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                  (Unaudited)


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
                                                                             (In thousands,
                                                                             except ratios)

                                                                             FOR THE TWELVE
                                                                              MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                                 2000
                                                                             --------------
Earnings                                                                        $ 59,655
Income taxes                                                                      28,452
                                                                                --------

Earnings from continuing operations before income taxes                         $ 88,107
                                                                                ========

Fixed charges:
Interest, long-term debt                                                        $ 25,546
Interest, other (including interest on short-term debt)                            2,569
Amortization of debt expense, premium, net                                         1,146
Portion of rentals representative of an interest factor                              483
                                                                                --------

Total fixed charges                                                             $ 29,744
                                                                                ========

Earnings from continuing operations before
    income taxes and fixed charges                                              $117,851
                                                                                ========

Ratio of earnings to fixed charges                                                  3.96x
                                                                                ========

Fixed charges from above                                                        $ 29,744
Preferred stock dividends*                                                             0
                                                                                --------

Total fixed charges and preferred stock dividends                               $ 29,744
                                                                                ========

Ratio of earnings to combined fixed charges and
    preferred stock dividends                                                       3.01x
                                                                                ========
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* Preferred stock dividends multiplied by the ratio of pretax income to net income.